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                                                                    EXHIBIT 99.1

Contact:
---------

Mark R. Vincent
---------------
Director, Corporate Communications
& Investor Relations
mvincent@curagen.com
CuraGen Corporation
1-888-GENOMICS
www.curagen.com
---------------

FOR IMMEDIATE RELEASE
---------------------

           CURAGEN CORPORATION PRICES PUBLIC OFFERING OF 4,800,000
                            SHARES OF COMMON STOCK

NEW HAVEN, CT -- NOVEMBER 16, 2000 -- CuraGen Corporation, AN INTEGRATED GENOMICS BASED DRUG DISCOVERY AND DEVELOPMENT COMPANY (NASDAQ: CRGN), announced today that it priced its public offering of 4,800,000 newly issued shares of common stock at $41.00 per share. The net proceeds to CuraGen are expected to be approximately $186.5 million.

The offering was jointly lead-managed by Morgan Stanley Dean Witter and Lehman Brothers, and co-managed by Dain Rauscher Wessels; Bear, Stearns & Co. Inc.; Prudential Vector Healthcare, a unit of Prudential Securities; and Thomas Weisel Partners LLC. CuraGen has granted the underwriters an option to purchase up to 720,000 additional shares to cover any over-allotments.

A copy of the final prospectus related to the offering can be obtained from Morgan Stanley Dean Witter at 1585 Broadway, New York, NY 10036, (212) 761-4000.

CuraGen Corporation is advancing the discovery and development of pharmaceutical and life science products through the systematic application of genomics. CuraGen's fully integrated, Internet-based functional genomic technologies, services, and information systems are designed to rapidly generate comprehensive information about genes, human genetic variations, gene expression, protein expression, protein pathways, and potential drugs that affect these pathways. The Company is applying this comprehensive functional genomic platform to develop protein and antibody drugs, and to identify small molecule drug targets. CuraGen has conducted research for collaborators including Abgenix, Biogen, COR Therapeutics, Dupont/Pioneer Hi-Bred International, Gemini Genomics, Genentech, Glaxo Wellcome, Hoffmann-La Roche, Ono Pharmaceuticals, and Roche Vitamins. CuraGen employs over 300 people and is headquartered in New Haven, CT.



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